Exhibit 99.1

Pier 1 Imports, Inc. Reports Second Quarter Financial Results

FORT WORTH, Texas--(BUSINESS WIRE)--September 17, 2009--Pier 1 Imports, Inc. (NYSE:PIR) today reported financial results for the second quarter ended August 29, 2009.

Second Quarter Highlights:

  Operating loss improved 46% over last year
  Comparable store sales declined 7.6%
  Merchandise margin improved 270 basis points to 52% of sales
  Inventories $43 million lower than last year
  Cash balance of $109 million at the end of the quarter; total liquidity of $232 million
  Retired $5 million and refinanced $64 million of 6.375% convertible debt

Returning to Profitability

Alex W. Smith, President and Chief Executive Officer, said, “At the end of the first quarter we indicated that, despite the pressure of the economic environment, our relentless focus on executing our business priorities, which speak to great merchandise, great stores, and a lean and efficient infrastructure, was yielding results. Using mixed metaphors, we talked about 'green shoots' and a light at the end of the tunnel. Today, as we head into the back half of the fiscal year, those green shoots are taller and the light is brighter. We are very pleased with what we were able to accomplish in the second quarter as our sales, merchandise margin and operating results continued to exceed our internal budgets.

“Looking ahead, we feel very well positioned for the third quarter. Our level of clearance inventory is very low and our initial markups are strong. Consequently, we expect to continue to see significant improvements in merchandise margin on a year over year basis. As previously indicated, our purchases for the fall and holiday selling season were less cautious than the first half as we anticipate a stronger sales trend in the third and fourth quarter. Customers are responding positively to our fall merchandise, and although it is early in the quarter, we are generating positive comparable store sales so far in September. Our stores look really good and we are looking forward to the holiday transition which will begin in October.”

Second Quarter Results

The Company reported a net loss of $16 million, or $0.17 per share, for the second quarter, versus a net loss of $30 million, or $0.34 per share, for the same period last year. Operating results improved by $13 million to a loss of $15 million. Total sales for the second quarter declined to $287 million from $320 million in the year-ago quarter. Comparable store sales during the quarter declined 7.6% which can be attributed to reductions in traffic related to the declines in the overall economic environment. Without the effects of Canadian currency conversion rates, the decline in comparable store sales during the fiscal quarter was 6.9%.

Merchandise margins for the quarter were 52% of sales compared to 49% of sales in the same period last year. Merchandise margins were positively impacted by reduced markdown activity as well as strong initial mark ups. Store occupancy costs were $68 million compared to $72 million last year. The decline was primarily the result of negotiated rental reductions as well as a lower overall store count.

Second quarter selling, general and administrative expenses were $91 million compared to $107 million in the year ago quarter. SG&A expenses consisted primarily of $9 million in marketing, $65 million in payroll, and $17 million in other G&A costs. Selling, general and administrative expenses included approximately $3 million in special charges relating to lease terminations versus $5 million in special charges during the same period last year.

Year to Date Results

Year to date the Company reported net income of $14 million, or $0.15 per share versus a net loss of $63 million, or $0.71 per share, for the same period last year. Operating results improved by $17 million to a loss of $42 million. Total sales for the first six months declined to $568 million from $631 million in the year-ago period. Comparable store sales for the first six months declined 7.5%. Without the effects of Canadian currency conversion rates, the decline in comparable store sales during the period was 6.5%.

Merchandise margins for the first six months were 53% of sales compared to 50% of sales in the same period last year. Store occupancy costs were $135 million compared to $143 million last year.

Year to date selling, general and administrative expenses were $197 million compared to $216 million in the year-ago period. SG&A expenses consisted primarily of $22 million in marketing, $134 million in payroll, and $41 million in other G&A costs. Selling, general and administrative expenses included approximately $11 million in special charges versus $8 million during the same period last year.

Balance Sheet and Liquidity

During the second quarter, inventory levels remained in line with the Company’s plan as the Company began its normal seasonal build in preparation for the fall and holiday selling season. At the end of the second quarter, inventory was $336 million, which included $55 million of in-transit inventory, compared to $379 million, which included $44 million of in-transit, at the end of the second quarter last year. Management expects that inventory levels will continue to build in the third quarter to approximately $350 million as the holiday selling season approaches.

Cash and cash equivalents at the end of the quarter were $109 million. In addition, as of the end of the quarter, the Company’s calculated borrowing base on its secured credit facility was $267 million. After excluding the required availability of $30 million and the $114 million in outstanding letters of credit and bankers’ acceptances, $123 million remained available for use by the Company for working capital purposes. The Company did not utilize its secured credit facility during the second quarter for any purpose other than its customary letter of credit needs. Including cash and available credit, the Company had total liquidity of $232 million as of the end of the second quarter. Management expects to continue the Company’s current conservative approach to merchandise purchases, expense planning, and capital expenditures throughout this fiscal year.

As previously reported, during the second quarter the Company entered into separate privately negotiated exchange transactions under which it retired approximately $64 million of its outstanding 6.375% convertible senior notes due 2036 (“Original Notes”). Under the exchange agreements, the exchanging holders received $61 million in aggregate principal of new 9% convertible senior notes due 2036 (“New Notes”). The New Notes have an initial conversion price of $2.5050, or approximately 399 shares of the Company’s common stock for each $1,000 note. The Company has the option in certain circumstances, upon at least 30 days notice, to terminate each holder’s right to convert the New Notes if the closing price per share of the Company’s common stock is above $3.1313 for at least 20 days in any 30 trading day period. In accordance with generally accepted accounting principles, the carrying value of the New Notes was reduced by approximately $12 million to account for the embedded derivative and the beneficial conversion feature of the notes. This discount will be accreted to interest expense through February 2013 or earlier conversion. In addition to this exchange, the Company purchased and retired $5 million of Original Notes. During the second quarter, the Company reported a gain on these transactions of approximately $2 million. Following these transactions, the Company’s outstanding long term debt includes the remaining principal amount on the Original Notes of approximately $16 million, $19 million in industrial revenue bonds and the discounted amount of $49 million in New Notes.

Real Estate Update

The Company ended the quarter with 1,061 Pier 1 Imports stores in North America. In its continuing rental reduction efforts, the Company has now reached, in principal, rental reduction agreements on approximately 30% of its stores. These agreements will result in total rental savings of approximately $11 million on a cash basis in fiscal 2010. When adjusted using straight line accounting methods, these agreements will reduce the Company’s reported rental expense by $6 million for this fiscal year. Cumulatively, these agreements are expected to reduce rental expense by $37 million, with over 75% of the cash savings being realized within the next three fiscal years. The Company will focus its on-going efforts on achieving rental reductions, rather than on lease terminations. However, management still expects to close approximately 50 locations in total this fiscal year, which is significantly less than the original estimate of 125 locations. Year to date, the Company has closed 31 locations and expects to close another 19 locations primarily during January and February. As a result of lease terminations, the Company anticipates recording related charges of approximately $13 million during fiscal 2010, of which $10 million have been recorded in the first six months of this fiscal year. The cash portion of these charges will be partially offset by the liquidation of inventory in the closing stores.

Conference Call Information

The Company will host a conference call concerning second quarter results at 10:00 a.m. Central Time today. Investors will be able to connect to the call through the Company’s website at www.pier1.com. The conference call can be accessed by linking through to the “Investor Relations” page to the “Events” page, or you can listen to the conference call by calling 1-800-498-7872, or if international, 1-706-643-0435. The conference ID number is 30368790.

A replay will be available after 12:00 p.m. (Central Time) for a 24 hour period and the replay can be accessed by calling 1-800-642-1687, or if international, 1-706-645-9291 using the conference ID number 30368790.

Financial Disclosure Advisory

Management’s expectations and assumptions regarding future results are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements included in this press release. Any forward-looking projections or statements should be considered in conjunction with the cautionary statements and risks contained in the Company’s Annual Report on Form 10-K. Refer to the Company’s most recent SEC filings for any updates concerning these and other risks and uncertainties that may affect the Company’s operations and performance. The Company assumes no obligation to update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied will not be realized.

Pier 1 Imports, Inc. is the original global importer of imported decorative home furnishings and gifts. Information about the Company is available on www.pier1.com.

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	August 29,	August 30,	August 29,	August 30,
	2009	2008	2009	2008

Net sales	$286,674	$320,494	$567,803	$630,514

Operating costs and expenses:
Cost of sales (including buying and store occupancy costs)	205,085	234,359	401,401	456,773
Selling, general and administrative expenses	91,041	107,043	196,598	216,411
Depreciation and amortization	5,852	7,517	11,812	16,190
	301,978	348,919	609,811	689,374

Operating loss	(15,304)	(28,425)	(42,008)	(58,860)

Nonoperating (income) and expenses:
Interest and investment income	(429)	(1,471)	(956)	(2,342)
Interest expense	3,008	3,696	5,945	7,301
Gain on retirement of debt	(1,822)	-	(49,654)	-
Other income	(442)	(656)	(10,851)	(1,288)
	315	1,569	(55,516)	3,671

Income (loss) before income taxes	(15,619)	(29,994)	13,508	(62,531)
Income tax provision	161	162	(26)	449

Net income (loss)	($15,780)	($30,156)	$13,534	($62,980)

Earnings (loss) per share:
Basic and diluted	($0.17)	($0.34)	$0.15	($0.71)

Average shares outstanding during period:
Basic and diluted	91,450	88,778	91,281	88,699

Pier 1 Imports, Inc.

CONSOLIDATED BALANCE SHEETS
(in thousands except per share amounts)
(unaudited)

	August 29,	February 28,	August 30,
	2009	2009	2008

ASSETS

Current assets:
Cash and cash equivalents, including temporary investments of $94,362, $142,523 and $178,936, respectively	$108,539	$155,798	$191,114
Other accounts receivable, net	15,922	17,566	18,389
Inventories	336,298	316,331	379,050
Income tax receivable	2,430	2,149	3,345
Prepaid expenses and other current assets	41,876	41,883	45,732
Total current assets	505,065	533,727	637,630

Properties, net	63,764	85,135	105,052
Other noncurrent assets	37,704	36,600	42,021
	$606,533	$655,462	$784,703

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$105,854	$80,695	$118,955
Gift cards and other deferred revenue	42,771	47,332	53,936
Accrued income taxes payable	4,494	4,434	4,500
Other accrued liabilities	101,560	101,350	109,043
Total current liabilities	254,679	233,811	286,434

Long-term debt	84,445	184,000	184,000
Other noncurrent liabilities	99,671	93,390	104,112

Shareholders' equity:
Common stock, $0.001 par, 500,000,000 shares authorized, 100,779,000 issued	101	101	101
Paid-in capital	207,576	214,004	226,855
Retained earnings	120,375	106,841	173,114
Cumulative other comprehensive income	63	(1,195)	8
Less -- 10,015,000, 10,905,000 and 11,802,000 common shares in treasury, at cost, respectively	(160,377)	(175,490)	(189,921)
	167,738	144,261	210,157
	$606,533	$655,462	$784,703

Pier 1 Imports, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	August 29,	August 30,
	2009	2008

Cash flow from operating activities:
Net income (loss)	$13,534	$(62,980)
Adjustments to reconcile to net cash provided by (used in) operating activities:
Depreciation and amortization	16,783	22,988
Loss on disposal of fixed assets	156	68
Stock-based compensation expense	2,216	4,502
Deferred compensation	2,053	2,185
Lease termination expense	6,818	2,978
Amortization of deferred gains	(3,984)	(2,819)
Gain on retirement of convertible bonds	(49,654)	-
Other	2,330	42
Changes in cash from:
Inventories	(19,967)	32,659
Accounts receivable, prepaid expenses and other current assets	7,187	(4,770)
Income tax receivable	(281)	13,290
Accounts payable and accrued expenses	13,481	(5,800)
Accrued income taxes payable	60	(723)
Defined benefit plan liabilities	(1,725)	(59)
Other noncurrent assets	(299)	(154)
Other noncurrent liabilities	(18)	(195)
Net cash provided by (used in) operating activities	(11,310)	1,212

Cash flow from investing activities:
Capital expenditures	(1,210)	(7,203)
Proceeds from disposition of properties	714	102,452
Proceeds from sale of restricted investments	3,440	908
Purchase of restricted investments	(3,200)	(944)
Net cash provided by (used in) investing activities	(256)	95,213

Cash flow from financing activities:
Proceeds from stock options exercised, stock purchase plan and other, net	308	1,256
Retirement of convertible bonds	(31,593)	-
Debt issuance costs	(4,408)	-
Net cash provided by (used in) financing activities	(35,693)	1,256

Change in cash and cash equivalents	(47,259)	97,681
Cash and cash equivalents at beginning of period	155,798	93,433
Cash and cash equivalents at end of period	$108,539	$191,114

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400